Exhibit 10.1
LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of December 2nd, 2021, between Polar Semiconductor, LLC., a Delaware corporation headquartered at 2800 East Old Shakopee Road, Bloomington, Minnesota 55425 (“POLAR”), and Allegro Micro Systems, LLC (“Allegro”), a Delaware limited liability company, headquartered at 955 Perimeter Road, Manchester, New Hampshire 03103.

WHEREAS, POLAR desires to expand its wafer fabrication capacity of its group 3 products (0.18um process) to support the increasing wafer demand of Allegro, and such capacity increase requires POLAR to purchase a DUV Scanner and other associated manufacturing tools (the “Equipment”). Once this Equipment is fully deployed and qualified, a targeted capacity of the group 3 products for Allegro will increase from 920 wafers per week in fiscal year 2023 to 1,250 wafers per week in fiscal year 2024, an increase of approximately 36%;

WHEREAS, POLAR is required to provide a down payment on the Equipment in the amount of approximately seven million five hundred thousand US Dollars ($7,500,000.00) on November 15, 2021 with final payment for the Equipment in the amount of approximately seven million five hundred thousand US Dollars ($7,500,000.00) on or about January 1, 2023; and

WHEREAS, Allegro is willing to loan POLAR, for the sole purpose of purchasing the Equipment, a seven million five hundred thousand US Dollars ($7,500,000.00) for the down payment and provide POLAR an option for the additional seven million five hundred thousand US Dollars ($7,500,000.00), if required by POLAR, for the final payment.

NOW, THEREFORE, the parties hereby agree as follows:

1.DEFINITIONS

In this Agreement, the following terms shall have the meanings set forth below:
“Agreement” means this Loan Agreement.
“Business Day” means any day other than a Saturday, a Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Boston, Massachusetts

“Event of Default” means any of the events specified in Section 6.1 hereof.

“Loan” means the aggregate loan extended pursuant to Section 2.1 hereof (i.e., the Initial Loan plus, if applicable, the Secondary Loan).

“Note” means the promissory note referred to in Section 2.2 hereof.
“Payment Date” means the date that a payment is due under Section 3.3.
2.TERM LOAN; CAPACITY ALLOCATION

2.1    Term Loan. Subject to the terms of this Agreement, Allegro hereby agrees to loan to POLAR on or before November 5th, 2021 the amount of seven million five hundred thousand US Dollars ($7,500,000.00) (the “Initial Loan”) with an option to borrow up to an additional seven million five hundred thousand US Dollars ($7,500,000.00) (the “Secondary Loan”) of which the total of accrued interest and total Dollar will be recalculated at the time the loan is issued to POLAR.

2.2    Promissory Note. The Initial Loan and the Secondary Loan (if any) each shall be evidenced by a promissory note from POLAR to Allegro, dated as of the applicable date borrowing, in the form set forth on Exhibit A to this Agreement (the “Note”).

2.3    Interest Rate. The interest rate on the Initial Loan and Supplemental Loan each shall be at a fixed interest rate of 1.26% percent per annum or the Applicable Federal Rate for the month in which the applicable borrowing occurs, whichever is higher.

2.4    Allocation of Expanded Capacity. Once the Equipment has been installed and qualified (which Polar shall undertake to accomplish within a reasonable period of time from receipt of the Equipment), upon the request of Allegro, POLAR shall increase its shipments of wafers for group 3 products (0.18um process) to the amount (up to 1,250 wafers per week) and for the period requested by Allegro.

3.PAYMENT OF PRINCIPAL AND INTEREST.

3.1    Payment of Principal. POLAR shall repay the principal amount of the Initial Loan over four (4) years, with a quarterly principal payment in the amount of $468,750 due on the first day of each calendar year quarter (April 1st, July 1st, October 1st, and January 1st). The due date of the first repayment installment shall be April 1st, 2022 and with a final maturity date of January 1, 2026. Installment principal payments will be recalculated to include the amount of the Secondary Loan, if POLAR elects to take the Secondary Loan, with a final maturity date for the Secondary Loan also being January 1, 2026.

3.2    Interest Payments. At the time that each installment of principal is paid to Allegro pursuant to Section 3.1, POLAR shall also pay accrued interest at the rate specified in Section 2.3. Principal and interest shall be transmitted in a single payment on the Payment Date.

3.3    Time and Place of Payments. All payments by POLAR hereunder shall be made without withholding, deduction, recoupment, setoff or counterclaim. Payments shall be made of immediately available funds prior to 12:00 noon, Eastern time, on the date due. However, if any due date is not a Business Day, the next succeeding Business Day. Payments shall be made by wire transfer to such account as Allegro shall designate to POLAR from time to time.

3.4    Prepayment. POLAR may at its option prepay, at any time, without premium or penalty, the whole or any portion of the Loan; provided that each such optional prepayment, if less than the entire principal amount of the Loan then outstanding, shall be in an amount of $100,000 or a multiple thereof. Each such prepayment shall be accompanied by payment of all accrued but unpaid interest as of the date of prepayment. Any partial prepayment of principal shall be applied to installments of principal thereafter coming due in inverse order of their normal maturity.

4.REPRESENTATIONS AND WARRANTIES

As an inducement to Allegro to execute this Agreement and to extend the Loan, POLAR hereby represents and warrants to Allegro that:

4.1    Organization. POLAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. POLAR has the legal power and authority to enter into and perform this Agreement.

4.2    Authorization. The execution, delivery and performance of this Agreement and the Note have been duly authorized by all necessary corporate action, and do not and will not require the consent or approval of any third party.

4.3    Validity and Binding Effect. This Agreement and the Note, when duly executed and delivered by POLAR, will be legal, valid and binding obligations of POLAR enforceable against POLAR in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws of general application affecting lender rights generally and by general principles of equity limiting the availability of equitable remedies.

5.DEFAULT AND REMEDIES

5.1    Events of Default. The occurrence of any one of the following events shall constitute an Event of Default hereunder:

(a)    POLAR fails to make any payment of principal or interest on the Loan by the required Payment Date unless a payment extension has been approved in writing by Allegro’s Chief Executive Officer or Chief Financial Officer.

(b)    Any representation or warranty of POLAR contained herein shall prove to have been incorrect in any material respect when made.

(c)    POLAR shall default in the performance of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for thirty (30) days after notice thereof is given to POLAR.

(d)    Default by POLAR in the payment when due, whether by acceleration or otherwise (subject to any applicable grace period), of any other obligation for borrowed money having a principal amount, individually or in the aggregate, in excess of $500,000.

(e)    POLAR shall be dissolved, or become insolvent or bankrupt, or shall cease paying its debts as they mature or shall make an assignment for the benefit of lenders, or a trustee, receiver or liquidator shall be appointed for POLAR or for a substantial part of its property, or bankruptcy, reorganization, arrangement, insolvency or similar proceeding shall be instituted by or against POLAR under the laws of any jurisdiction.

(f)    There shall be a material adverse change in the business or financial condition of POLAR and POLAR does not, within thirty (30) days after notice from Allegro, provide adequate assurances that such adverse change will not impact the ability of POLAR to repay the Loan on a timely basis.

(g)    Any person or persons other than Sanken Electric Co., Ltd. or its subsidiaries acquires more than 50% of the voting securities of POLAR or acquires substantially all of POLAR’s assets.

5.2    Right of Acceleration. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to Allegro hereunder, Allegro may declare the entire principal amount of the Loan and all accrued and unpaid interest to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind.

5.3    Right of Set-off. In addition to any other rights or remedies available to Allegro hereunder or under applicable law, and not in limitation of its rights or remedies, upon the occurrence and during the continuance of any Event of Default, Allegro is hereby authorized at any time or from time to time, without presentment, demand, protest or notice of any kind, have the right to appropriate and apply to the payment of the Loan and any accrued interest any and all accounts payable to POLAR or any other amounts owed to POLAR, whether incurred in the ordinary course of business or otherwise.

6.MISCELLANEOUS PROVISIONS.

6.1    No Effect on Other Agreements. This Agreement, and the attached Exhibits, does not alter, amend or replace any other rights or obligations of any party pursuant to any other agreement between the parties.

6.2    Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by a duly authorized representative of each party.

6.3    Assignment. Neither party shall assign any or all of its rights and obligations under this Agreement without the prior written consent of the other party.

6.4    Waiver. Any failure by a party to exercise or enforce any right under this Agreement shall not be deemed a waiver of such party’s right thereafter to enforce each and every term and condition of this Agreement.
6.5    Notices. Notices under this Agreement may be sent by e-mail or courier service. Notice shall be sent to the address set forth on the first page of this Agreement or to such other address and contact person as a party may designate, or to the email address of any such designated contact person.

6.6    Severability. The invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

6.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

POLAR SEMICONDUCTOR, LLC	ALLEGRO MICROSYSTEMS, LLC

By: Yoshihiro Suzuki	By: Paul V. Walsh Jr.
Title: Chairman and Chief Executive Officer	Title: Senior Vice President and C.F.O.

EXHIBIT A

TERM NOTE

$7,500,000.00 December 2nd, 2021

FOR VALUE RECEIVED, the undersigned, POLAR SEMICONDUCTOR LLC., a Delaware corporation (the “Company”), promises to pay to the order of ALLEGRO MICROSYSTEMS, INC., (“Holder”) the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) or, if less, the aggregate unpaid principal amount of the Loan extended pursuant to that certain Loan Agreement dated as of December 2nd,, 2021 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Loan Agreement”) between Company and Holder. The principal of this Note shall be payable in installments as set forth in the Loan Agreement.

Company also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by Holder pursuant to the Loan Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor and agree to pay, to the extent permitted by law, all costs and expenses, including, without limitation, reasonable attorney fees, incurred or paid by

Governing Law. This Note and all matters related hereto shall in all respects be governed by and construed in accordance with the laws of the State Delaware. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Note shall be filed exclusively in the United States District Court for Delaware or the state courts located in the State of Delaware, and the parties hereto expressly consent to the exclusive jurisdiction of such courts and expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith. Final judgment against the Company in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. The Company hereby acknowledges that this Note constitutes an instrument for the payment of money, and consents and agrees that the Holder, at its sole option, in the event of a
7

dispute by the Company in the payment of any moneys due hereunder, shall have the right to bring a motion-action under the appropriate Delaware law. Nothing in this Section 10 shall affect the right of the Holder to (i) commence legal proceedings or otherwise sue the maker in any other court having jurisdiction over the Company or (ii) serve process upon the maker in any manner authorized by the laws of any such jurisdiction. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this Section and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Amendments; Waivers. Neither the Company nor Holder will (by act, delay, omission or otherwise) be deemed to have waived any of its rights or remedies hereunder, or any provision hereof, unless such waiver is in writing signed by such party, and any such waiver will be effective only to the extent specifically set forth therein. A waiver by either party of any right or remedy under this Note on any one occasion will not be construed as a bar to or waiver of any such right or remedy which such party would otherwise have had on any future occasion.

Severability. Wherever possible, each provision of this Note which has been prohibited by or held invalid under applicable law will be ineffective to the extent of such prohibition or invalidity, but such prohibition or invalidity will not invalidate the remainder of such provision or the remaining provisions of this Note.

Transfers; Assignees. This Note may not be transferred or assigned by the Company without Holder’s prior written consent. Holder may transfer or assign this Note only in compliance with the legend set forth hereon. If the transfer or assignment is based on an exemption under applicable securities laws, the Company may condition the transfer or assignment on receipt from Holder or the transferee/assignee of a reasonably acceptable opinion of counsel confirming the exemption. Wherever in this Note reference is made to the Company or Holder, such reference will be deemed to include, as applicable, a reference to their respective successors and assigns, legatees, heirs, executors, administrators, and legal representatives, as applicable, and, in the case of Holder, any future holder of this Note. The provisions of this Note will be binding upon and will inure to the benefit of such successors, assigns, holders, legatees, heirs, executors, administrators and legal representatives, as applicable. Upon surrender for registration of transfer of this Note, the Company, at its expense, will execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type, and of a like aggregate principal amount. This Note may be exchanged at the option of the Holder thereof for Notes of a like aggregate principal amount but in different denominations, not less than Two Hundred and Fifty Thousand Dollars ($250,000) principal amount each. Whenever this Note is so surrendered for exchange, the Company, at its expense, will execute and deliver the Notes that the Holder making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange will be the legal and valid obligations of the Company evidencing the same interests, and entitled to the same benefits, as the Notes surrendered upon such registration of transfer or exchange. The person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, until due presentment of a Note for registration of transfer so provided herein.

Headings; Interpretation. The headings of the sections of this Note are solely for convenient reference and will not be deemed to affect the meaning or interpretation of any provision of this Note.

Securities Laws. Holder, by acceptance of this Note, hereby represents and warrants that Holder has acquired this Note for investment only and not for resale or distribution hereof. Holder, by acceptance of this Note, further understands, covenants and agrees that the Company is under no obligation and has made no commitment to provide for registration of this Note under the Act or state securities laws, or to take such steps as are necessary to permit the sale of this Note without registration under those laws.

Usury. It is the intention of the Company and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note will be subject to reduction to an amount which is the maximum legal amount allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters.

Lost Notes, etc. If the original copy of this Note is mutilated, destroyed, lost or stolen, the Company will execute and deliver one or more new Notes for a like amount, in substitution therefor, in exchange for (i) the statement of the Holder, briefly setting forth the circumstances
9

with respect to such mutilation, destruction, loss or theft, and (ii), except for a mutilation where the original mutilated original is delivered to the Company, a written agreement (without security or payment) to indemnify the Company and Holdco against any claim that may be made on account of the alleged mutilation, destruction, loss or theft. If requested by the Holder, the Company will issue replacement Notes following any merger or other reorganization of the Company not prohibited by this Note or requiring repayment.

Further Assurances. The Company agrees to (i) cooperate fully with the Holder, (ii) execute such further Instruments, documents, financing statements and agreements that may be required under applicable law and (iii) give such further written assurances and take such further action as may be reasonably requested by the Holder, in each case, as may be necessary to carry out and effectuate the provisions and purposes of this Note and the transactions contemplated hereunder.

POLAR SEMICONDUCTOR, LLC

Yoshihiro Suzuki
Chairman and Chief Executive Officer

Exhibit B

POLAR
REPAYMENT SCHEDULE

Loan Principal: $7,500,000.00	Interest Rate: 1.26% per annum or the Applicable Federal Rate for the month in which the borrowing occurs, whichever is higher
Term: 4 Years	Maturity Date: January 1st, 2026
Issue Date: December 2nd , 2021	Payment Schedule: Principal & Interest due on January 1st, April 1st, July 1st, October 1st of each year

	Date	Payment	Interest	Principal	Balance
Loan	12/3/2021				7,500,000.00
2022	Totals	0.00	0.00	0.00
1	4/1/2022	500,011.48	31,261.48	468,750.00	7,031,250.00
2	7/1/2022	490,898.44	22,148.44	468,750.00	6,562,500.00
3	10/1/2022	489,421.88	20,671.88	468,750.00	6,093,750.00
4	1/1/2023	487,945.31	19,195.31	468,750.00	5,625,000.00
2023	Totals
5	4/1/2023	486,468.75	17,718.75	468,750.00	5,156,250.00
6	7/1/2023	484,992.19	16,242.19	468,750.00	4,687,500.00
7	10/1/2023	483,515.63	14,765.63	468,750.00	4,218,750.00
8	1/1/2024	482,039.06	13,289.06	468,750.00	3,750,000.00
2024	Totals
9	4/1/2024	480,562.50	11,812.50	468,750.00	3,281,250.00
10	7/1/2024	479,085.94	10,335.94	468,750.00	2,812,500.00
11	10/1/2024	477,609.38	8,859.38	468,750.00	2,343,750.00
12	1/1/2025	476,132.81	7,382.81	468,750.00	1,875,000.00
2025	Totals
13	4/1/2025	474,656.25	5,906.25	468,750.00	1,406,250.00
14	7/1/2025	473,179.69	4,429.69	468,750.00	937,500.00
15	10/1/2025	471,703.13	2,953.13	468,750.00	468,750.00
16	1/1/2026	470,226.56	1,476.56	468,750.00	0.00
2026	Totals	1,889,765.63	14,765.63	1,875,000.00
Grand	Totals	7,708,449.00	208,449.00	7,500,000.00

11